Exhibit 10.3

First Amendment and Restatement of

the Communications & Power Industries, Inc.

Non-Qualified Deferred Compensation Plan

Effective As Of December 1, 2004

3

FIRST AMENDMENT AND RESTATEMENT OF THE
COMMUNICATIONS & POWER INDUSTRIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT AND RESTATEMENT OF THE COMMUNICATIONS & POWER INDUSTRIES, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN is adopted as of the 1st day of December, 2004, by Communications & Power Industries, Inc., a Delaware corporation (the “Corporation”), as follows:

RECITALS

WHEREAS, the Corporation has established the Communications & Power Industries, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”), as of December 1, 1995, to provide additional retirement benefits and income tax deferral opportunities for a select group of management and highly compensated employees;

WHEREAS, the Corporation intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees and to qualify for all available exemptions from the provisions of ERISA; and

WHEREAS, the Corporation wished to amend and restate the Plan, in its entirety, to comply with the provisions of the American Jobs Creation Act of 2004 applicable to deferred compensation plans, effective for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004, while retaining the original provisions of the Plan for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) and vested before January 1, 2005.

NOW, THEREFORE, the Corporation hereby adopts the following First Amendment and Restatement of the Communications & Power Industries, Inc. Non-Qualified Deferred Compensation Plan (the “First Amendment and Restatement”), effective for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004, while retaining the original provisions of the Plan for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) and vested before January 1, 2005.

ARTICLE 1

DEFINITIONS

DEFINITION OF TERMS.  Certain words and phrases are defined when first used in later sections of this plan.  In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings.

1.1.          Account.  Book entries maintained by the Corporation, reflecting the sum of all amounts deferred hereunder by or on behalf of a Participant, including (i) all Corporation Contributions, and (ii)  any earnings, gains, losses, and changes in value credited to the Participant or his or her Beneficiaries pursuant to the Plan, provided, however, that the existence of such book entries and the Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Participant, his or her Beneficiaries.

1.2.          Affiliate.  Any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Corporation under Section 414 of the Code.

1.3.          Base Salary.  The annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, directors fees and other fees, stock options and grants, and car allowances) paid to a Participant for services rendered to the Corporation, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Corporation.

1.4.          Beneficiary.  The Beneficiary designated by a Participant under Article 7, or, if the Participant has not designated a Beneficiary under Article 7, the person or persons entitled to receive distributions of benefits under Section 5.3.

1.5.          Code.  The Internal Revenue Code of 1986, as amended from time to time.

1.6.          Compensation.  The Base Salary and MIP Bonus paid by the Corporation to an employee for a calendar year.

1.7.          Corporation Contribution.  A contribution to the Plan made by the Corporation under Section 3.2.

1.8.          Disability.  Inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Corporation or an Affiliate by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.9.          Effective Date.  December 1, 1995 for the Plan as originally adopted, the provisions of which shall remain in effect for deferral of Compensation that is earned (i.e., the services that earned such Compensation are performed) and vested before January 1, 2005, and December 1, 2004 for the First Amendment and Restatement, the provisions of which shall apply to deferral of Compensation that is earned (i.e., the services that earned such Compensation are performed) or vested after December 31, 2004.

1.10.        Election of Deferral.  A written notice filed by the Participant with the Plan Administrator in form prescribed by the Plan Administrator, specifying the amount (if any) of Base Salary and MIP Bonus to be deferred.

1.11.        Eligible Employee.  Any employee of the Corporation or an Affiliate who is one of a select group of management or highly compensated employees, as defined by ERISA.

1.12.        ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13.        Key Employee.  A key employee of the Corporation or any Affiliate, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, who is a participant in this Plan.

1.14.        MIP Bonus.  The annual bonus payable to a participant under the Corporation’s annual Management Incentive Program.

1.15.        Participant.  An Eligible Employee designated as a participant by the Plan Administrator.

1.16.        Participant Annual Deferral.  The portion of a Participant’s Compensation, which he or she elects to defer for the Plan Year in question.

1.17.        Plan.  This Plan, together with any and all amendments or supplements thereto.

1.18.        Plan Administrator.  The Board of Directors of Communications & Power Industries, Inc. (a Delaware corporation) or its designee.

1.19.        Plan Year.  The calendar Year.

1.20.        Total Deferrals.  The sum of a Participant’s deferrals of Compensation and Corporation Contributions made for such Participant.

1.21.        Trust.  A grantor trust of the type commonly referred to as a “rabbi trust” established under Article 10 of this Plan.

1.22.        Valuation Date.  The last day of each quarter during the Plan Year, or such other dates as the Plan Administrator may establish in its discretion.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1.          Eligibility.

(a)              An Eligible Employee shall become a Participant in the Plan if such Employee is designated as a Participant by the Corporation, in writing.

(b)              Once an employee becomes a Participant, he or she shall remain a Participant until his or her termination of employment with the Corporation and all Affiliates, and thereafter until all benefits to which he or she (or his or her Beneficiaries) is entitled under the Plan have been paid.

2.2.          Participation.

(a)              The Participant may elect a Participant Annual Deferral hereunder by filing an Election of Deferral.  Except as provided in Sections 2.2(b) and (c), any Election of Deferral, to be effective, must be filed before the beginning of the Plan Year to which it applies, and shall be effective only for Base Salary and MIP Bonus which the Participant earns (i.e., the Participant performs the services that earn such Base Salary and MIP Bonus) in the Plan Year to which the Election of Deferral applies.  The Plan Administrator may, in its discretion, require that Elections of Deferral be filed a stated number of days before the beginning of the Plan Year to which the Elections of Deferral apply.

(b)              Any employee who becomes an Eligible Employee and is designated as a Participant by the Plan Administrator during a Plan Year may elect to participate and commence deferrals by filing an Election of Deferral within 30 days following his designation as a Participant, in which case the Election of Deferral shall be effective for Base Salary and MIP Bonus earned (i.e., the Participant performs the services that earn such Base Salary and MIP Bonus) after the date of the filing of such Election of Deferral in such Plan Year.

(c)              In the case of any MIP Bonus which is “performance-based compensation,” within the meaning of regulations promulgated by the U.S. Treasury Department under Section 409A of the Code, based on services performed over a period of at least 12 months, the Plan Administrator may permit a Participant to file an Election of Deferral applying to such MIP Bonus not later than six months before the end of such period.

(d)              Each Election of Deferral shall, and shall be irrevocable during the Plan Year to which it relates, or, if it relates to a MIP Bonus which is “performance-based compensation,” within the meaning of regulations promulgated by the U.S. Treasury Department under Section 409A of the Code, based on services performed over a period of at least 12 months, during such 12 month period.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1.          Deferral Election.

(a)              Commencing on the Effective Date, and continuing through the date on which the Participant’s employment terminates because of his or her death, Retirement, Disability, or any other cause, each Participant shall be entitled to elect to defer into his or her Account, by filing with the Plan Administrator an Election of Deferral, in the form prescribed by the Plan Administrator, at the times specified in Section 2.2, a portion of the Base Salary and MIP Bonus that the Participant will earn for the period for which the Election of Deferral will be effective as set forth in Section 2.2.  Such deferrals shall be accomplished by payroll deduction.

(b)              In the Election of Deferral, the Participant shall specify the amount to be deferred, which such specification may be separate for the Base Salary and the MIP Bonus, and may be expressed as a percentage of the Base Salary or MIP Bonus or as a fixed dollar amount.  Subject to the provisions of Section 3.3, the Participant may elect to defer up to 100% of his Base Salary and up to 100% of his MIP Bonus.

3.2.          Corporation Contributions.

The Corporation shall make Corporation Contributions for each Plan Year for each Participant in an amount equal to the sum of:

(a)              4.75% of the Participant’s Base Salary paid in such Plan Year in excess of the Social Security Taxable Wage Base in effect for such Plan Year, up to and including the dollar limit in Section 401(a)(17) of the Code (which is $210,000 for 2005, and which will be indexed by the Internal Revenue Service for future changes in the cost of living), plus

(b)              9.5% of the Participant’s Base Salary paid in such Plan Year in excess of the dollar limit in Section 401(a)(17) of the Code (which is $210,000 for 2005, and which will be indexed by the Internal Revenue Service for future changes in the cost of living).

3.3.          Withholding of Taxes.

(a)             Annual Withholding from Compensation.  For any Plan Year in which contributions are made to the Plan, the Corporation shall withhold the Participant’s share of FICA, FUTA and other employment taxes from the Participant’s Base Salary or MIP Bonus other than Total Deferrals.  If deemed appropriate by the Corporation, the amount of a Participant’s Participant Annual Deferral elected on the Participant’s Election of Deferral may be reduced where necessary to facilitate compliance with applicable withholding requirements.  If any taxes, including but not limited to, FICA, FUTA and other employment taxes with respect to the Account, are required to be withheld before the time of payment, the Corporation may withhold such amounts for other compensation paid to the Participant.

(b)             Withholding from Benefit Distributions.  The Corporation (or the trustee of the Trust, as applicable), shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, FICA, FUTA and other employment and other taxes required to be withheld by the Corporation (or the trustee of the Trust, as applicable), in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Corporation (or the trustee of the Trust, as applicable).

ARTICLE 4

ACCOUNTS AND ALLOCATION OF FUNDS

4.1.          Account Allocations.

(a)              Compensation which is deferred under the Plan shall be deemed to be added to the Account on the first day of the following month in which the Compensation would otherwise have been paid.

(b)              Corporation Contributions shall be credited to the Participant’s Account at such time as directed by the Plan Administrator.

(c)              All amounts paid from an Account shall be deemed to be paid on the first day of the month in which such payments are made.

(d)              Based on the Investment Elections of a Participant made under Section 4.2, the Participant’s Account shall be credited with investment earnings, gains, losses or changes in value effective at the end of each calendar quarter during the Plan Year, except as otherwise provided in this Plan.

(e)              The Plan Administrator may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of investment options, deferrals of Compensation, Corporation Contributions, and payments of benefits and withdrawals under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries.

4.2.          Investment Election and Declared Rates.

(a)              Investment Elections may be made from any of the various investment alternatives selected by the Participant from among those made available by the Corporation from time to time.

(b)              A Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) shall make Investment Elections for the Participant’s Account by filing a form prescribed by the Plan Administrator with the Plan Administrator.  A Participant may elect to have his or her Account deemed to be invested in up to 10 investment alternatives, provided, however, that such investment alternative must be applied to at least 10% of the total balance in his or her Account and must be in a whole percentage amount.  Investment Elections shall remain in effect until changed and may be changed once during each calendar quarter, with such change to be effective on the first day of the succeeding calendar quarter.  The Plan Administrator may in its discretion modify the timing of changes of Investment Elections, provided that any such modification applies uniformly to all Participants and Beneficiaries.

(c)              At the end of each calendar quarter (or such shorter period as the Plan Administrator may determine), the Corporation shall compute the total return for the quarter (or such shorter period) as to each Participant’s Investment Elections and reduce such returns for that quarter’s (or shorter period’s) money management fees, mortality charges, cost of insurance and investment expenses associated specifically with each investment alternative.  The total return for each investment alternative shall be that investment alternative’s total return for that quarter (or shorter period) reduced for expenses as described above.

(d)              From time to time, and at its sole discretion, the Corporation may change the investment alternatives which it makes available to the Participant.  However, notwithstanding the provisions of this Section 4.2, the Corporation may invest contributions in investments other than the investments selected by such Participant but the Participant’s return will solely be based on the results of his or her Investment Election reduced for expenses as described in Section 4.2(c) above.  Nothing in this Plan shall require the Corporation actually to acquire or hold any particular investment.

4.3.          Determination of Accounts.  A Participant’s Account balance as of each Valuation Date shall consist of the Total Deferrals, and investment earnings, gains, losses, and changes in value in his or her Account determined in accordance with this Section 4.  The Plan Administrator shall keep sub-accounts within the Account of each person who was a Participant before the Effective Date of this First Amendment and Restatement to reflect the portion of such Participant’s Account attributable to Total Deferrals that are earned (i.e., the services that earned such Total Deferrals are performed) and vested before January 1, 2005 (which shall continue to be governed by the original provisions of this Plan) and the portion of such Participant’s Account attributable to Total Deferrals that are earned (i.e., the services that earned such Total Deferrals are performed) or vested after December 31, 2004 (which shall be governed by the terms and provisions of this First Amendment and Restatement).

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1.          Vesting of Benefits.  Subject to the provisions of Section 5.2(b), a Participant shall be 100% vested in his Account balance at all times.

5.2.          Disability or Termination of Employment Benefits.

(a)              In the event of the Participant’s Disability, or termination of employment with the Corporation or an Affiliate for any reason, including but not limited to retirement or death, the Corporation shall pay to the Participant a termination benefit equal to the balance of the Participant’s Account in one lump sum within 2-1/2 months after such Disability or termination of employment.  Notwithstanding the foregoing, if any stock of this Corporation is publicly traded on established securities market or otherwise, no payment shall be made to a Key Employee within six months after such Key Employee’s separation from service (or, if earlier, the date of his or her death).

5.3.          Death Benefits.  In the event of the Participant’s death before payment of benefits under Section 5.2, a death benefit equal to the balance of the Participant’s Account shall be paid to the Participant’s beneficiary in one lump sum within 2-1/2 months after the Participant’s death.  If no designation of a Beneficiary has been received by the Corporation, such payment shall be made to the Participant’s surviving legal spouse.  If the Participant is not survived by a legal spouse, the said payment shall be made to the then living children of the Participant, if any, in equal shares.  If there are no surviving children, the balance of the Account balance shall be paid to the estate of the Participant.

5.4.          Hardship Distribution.

(a)              Hardship Withdrawal.  In the event that the Plan Administrator, upon the written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Corporation shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency (the “Hardship Withdrawal”), but not exceeding the vested balance of such Participant’s Account as of the date of such payment.  For purposes of this Section 5.4(a), an “unforeseeable financial emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The amounts of a Hardship Withdrawal may not exceed the amount the Plan Administrator reasonably determines, under regulations issued by the U.S. Treasury Department under Section 409A of the Code, to be necessary to meet such emergency needs (including taxes incurred by reason of a taxable distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship).

(b)              Rules Adopted by Plan Administrator.  The Plan Administrator shall have the authority to adopt additional rules relating to hardship distributions.  In administering these rules, the Plan Administrator shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.

ARTICLE 6

RIGHTS ARE LIMITED

6.1.          Benefits Payable Only From General Corporate Assets: Unsecured General Creditor Status of Participant.

(a)              Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation; no person shall have any interest in any such asset by virtue of any provision of this Plan.  The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

(b)              In the event that, in its discretion, the Corporation purchases an insurance policy or policies insuring the life of a Participant, or any employee of the Corporation, to allow the Corporation to recover or meet the cost of providing benefits in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever therein or in said policy or the proceeds therefrom.  The Corporation shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

6.2.          No Contract of Employment.  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Participant the right to continue to be employed by the Corporation in his or her present capacity or in any capacity.  It is expressly understood that this Plan relates only to the payment of deferred compensation for the Participant’s services.

6.3.          Benefits Not Transferable.  No Participant or Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part of all the amounts payable hereunder.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or dissolution of marriage. Any such attempted assignment shall be void.

6.4.          No Trust Created.  Except as set forth in Article 10, nothing contained in this Plan, and no action taken pursuant to its provisions by any person shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and any other person.

ARTICLE 7

BENEFICIARIES

7.1.          Beneficiary Designation.  The Participant shall have the right, at any time, to submit in a form prescribed by the Plan Administrator, a written designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits payable.  Each Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Plan Administrator.  The Plan Administrator shall have the right, in its sole discretion, to reject any Beneficiary designation, which is not in a form satisfactory to the Plan Administrator.  Any attempt to designate a Beneficiary, otherwise than as provided in this Section 7.1, shall be ineffective.

7.2.          Spouse’s Interest.  A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies.  Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

7.3.          Facility of Payment.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Plan Administrator, the Corporation and Plan from further liability on account thereof.

ARTICLE 8

PLAN ADMINISTRATION

8.1.          Responsibility of Administration of the Plan.

(a)             The Plan Administrator shall be responsible for the management, operation and administration of the Plan.  The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan.  It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties.  The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.

(b)             The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their beneficiaries, subject to the specific terms of the Plan.  The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan.  Any such determination shall be conclusive and binding upon all persons and their heirs, executors, beneficiaries, successors and assigns.  The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties under the Plan.  The Plan Administrator shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan.

8.2.          Claims Procedure.

(a)             Claim.  A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan or such person’s authorized representative (hereinafter collectively referred to as a “Claimant”) may file a written request for such benefit with the Vice President of Human Resources, setting forth his or her claim.  The request must be addressed to the Vice President of Human Resources at his then principal place of business.  Neither the Corporation, the Plan Administrator nor the Plan shall charge a Claimant a fee or any costs in connection with making a claim or appealing an adverse benefit determination pursuant to this Section 8.2; provided, however, that, except as provided in Section 8.3(c), the Claimant shall pay the fees, costs and expenses of his own attorneys, accountants, or other professionals or representatives that he retains to make a claim or appeal under this Article 8.

(b)             Claim Decision.  Upon receipt of a claim, the Vice President of Human Resources shall advise the Claimant that a reply will be forthcoming within 90 days and that the Vice President of Human Resources shall, in fact, deliver such reply within such period. The Vice President of Human Resources may, however, extend the reply period for an additional 90 days for reasonable cause, provided that the Vice President of Human Resources provides the Claimant with a written or electronic Notice of Extension, as defined in Section 8.2(c) of this Plan, within the initial 90 day period.  In no event shall an extension exceed a period of 180 days from the date the claim was initially received by the Vice President of Human Resources.  Upon receipt of a Disability claim, the Vice President of Human Resources shall advise the Claimant that a reply will be forthcoming within 45 days and that the Vice President of Human Resources shall, in fact, deliver such reply within such period.  This period may be extended by the Vice President of Human Resources for up to 30 days, provided that the Vice President of Human Resources (i) determines that such extension is necessary due to matters beyond his control, and (ii) provides a written or electronic Notice of Extension to the Claimant prior to the termination of the initial 45-day period.  If, prior to the end of the first 30-day extension period, the Vice President of Human Resources determines that, due to matters beyond his control, he cannot make a determination within the extension period, the period for making a determination may be extended for an additional 30 days, provided that the Vice President of Human Resources provides the Claimant with a Notice of Extension prior to the expiration of the initial extension period.  In the event the Vice President of Human Resources extends the determination period of any claim due to a Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date the Notice of Extension is sent to the Claimant until the date the Vice President of Human Resources receives the information.  If a claim is denied in whole or in part, the Vice President of Human Resources shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth to the extent applicable:

(i)            The specific reasons for such denial;

(ii)           Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)          A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv)          Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v)           The time limits for requesting a review under Section 8.2(d) and for review under Section 8.2(e) of this Plan;

(vi)          A statement that the Claimant has the right to arbitrate under Section 8.3 of this Plan and to bring a civil action under Section 502(a) of ERISA following an adverse determination on review;

(vii)         The date by which an appeal must be filed with respect to the adverse determination; and

(viii)        If the adverse determination is in connection with a Disability claim and if the Vice President of Human Resources relied on an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the Notice shall either (i) state the specific rule, guideline, protocol, or other similar criterion, or (ii) include a statement that such internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such internal rule, guideline, protocol, or other similar criterion shall be provided free of charge to the Claimant upon request.

(c)             Notice of Extension.  For purposes of this Section 8.2, a “Notice of Extension” means a notice provided to a Claimant that indicates (i) the date the notice is sent to the Claimant, (ii) the special circumstances requiring an extension of time, and (iii) the date by which the Vice President of Human Resources or the Plan Administrator, as the case may be, expects to render the determination.  In the case of a Disability claim, the Notice shall also (i) explain the standards on which entitlement to benefits is based, (ii) explain the unresolved issues that prevent a decision on the claim, (iii) specify the additional information needed to resolve those issues, if any, and (iv) provide the Claimant with at least 45 days to provide the specified information.  If the Notice of Extension is in connection with a Claimant’s failure to submit information necessary to decide the claim, the Notice shall also state that the determination period is tolled from the date the Notice is sent until the date the Vice President of Human Resources or the Plan Administrator, as the case may be, receives the information.

(d)             Request for Review.  The Claimant may request in writing no later than 60 days from the date the notice provided under Section 8.2(b) of this Plan is sent to the Claimant that the Plan Administrator review the determination of the Vice President of Human Resources.  Such request must be addressed to the Plan Administrator at its then principal place of business.  The date an appeal is filed shall be the date the Plan Administrator receives the written request from the Claimant, without regard to whether all the information necessary to make a benefit determination is filed with such request.  The Plan Administrator shall issue its written decision on each appeal no later than the date of the regularly scheduled meeting of the Plan Administrator that immediately follows the Claimant’s request for a review, unless the request for review is filed within 30 days preceding the date of such meeting, in which event the Plan Administrator shall make a determination no later than the date of the second regularly scheduled meeting of the Plan Administrator following the receipt of the request for review by the Plan Administrator.  If special circumstances (such as the need to hold a hearing or obtain additional information) require an extension of the time for processing the appeal, the Plan Administrator shall issue its decision as soon as possible but not later than the Board of Director’s third regularly scheduled meeting after the date on which the appeal is filed.  The Plan Administrator shall provide a Claimant with a written Notice of Extension prior to the commencement of the extension.  If the Vice President of Human Resources denies a Disability claim in whole or in part, a request for review must be filed with the Plan Administrator no later than 180 days from the date the notice provided under Section 8.2(b) is sent to the Claimant.  The Plan Administrator shall issue its written decision on each appeal of a Disability claim within 45 days after the receipt thereof, unless special circumstances (such as the need to hold a hearing or obtain additional information) require an extension of the time for processing the appeal, in which event the Plan Administrator shall issue its decision as soon as possible but not later than 90 days from the date the appeal is filed.  If the Plan Administrator determines that an extension of time for processing is required, a Notice of Extension shall be provided to the Claimant prior to the termination of the 45-day period.  In the event the Plan Administrator requires an extension of time to make its determination due to a Claimant’s failure to submit information necessary to decide a claim, the period for making a benefit determination shall be tolled from the date the Notice of Extension is sent to the Claimant until the date the Plan Administrator receives the information.  If the Claimant does not request a review of the adverse determination within the applicable time limitations, he or she shall be barred and estopped from challenging the determination.

(e)             Review of Decision.  The Plan Administrator shall provide the Claimant an opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  The Plan Administrator shall review and take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Claimant shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.  A document, record, or other information shall be considered relevant for purposes of the preceding sentence if such document, record, or information was (i) relied upon by the Vice President of Human Resources in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon by the Vice President of Human Resources in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required under Department of Labor Regulation Section 2560.501-1.  In addition, in the event of an adverse determination of a Disability claim, (i) any member of the Plan Administrator who is either the Vice President of Human Resources who issued the initial adverse determination or a subordinate of such individual shall not participate with the Plan Administrator for purposes of the review of such claim, and (ii) the Plan Administrator shall not provide any deference to the initial adverse determination of the Vice President of Human Resources.  If the appeal of a Disability claim is based in whole or in part on a medical judgment, the Plan Administrator shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.  Any health care professional the Plan Administrator engages for purposes of such consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual.  The Vice President of Human Resources shall provide the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination, without regard to whether the advice was relied upon by the Vice President of Human Resources in making the adverse determination.

(f)              Adverse Benefit Determination on Appeal-Information Access.  In the event of an adverse benefit determination by the Plan Administrator, the Plan Administrator shall provide the Claimant access to, and copies of, documents, records, and other information relating to the adverse benefit determination on appeal, whether or not such information was relied on by the Plan Administrator in reaching a determination on the claim.

(g)             Notice of an Adverse Benefit Determination on Appeal.  If the claim is granted on review, the Plan Administrator shall provide the Claimant written notice of such determination and the appropriate distribution, adjustment, or other action shall be made or taken within a reasonable period of time.  If the Plan Administrator denies the claim in whole or in part, the Plan Administrator shall provide the Claimant with written notification of its determination as soon as possible, but no later than 5 days after the adverse benefit determination is made.  The written notice issued by the Plan Administrator shall set forth, in a manner calculated to be understood by the Claimant, the following:

(i)            The specific reasons for the adverse determination;

(ii)           The specific references to the pertinent Plan provisions on which the decision is based;

(iii)          A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv)          A statement of the Claimant’s right to arbitrate under Section 8.3 of this Plan and to bring a civil action under Section 502(a) of ERISA.

If the adverse benefit determination is in connection with a Disability claim, the notice shall also provide the following:

(v)           If the Plan Administrator relied on an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall either (i) state the specific rule, guideline, protocol, or other similar criterion, or (ii) include a statement that such internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such internal rule, guideline, protocol, or other similar criterion shall be provided free of charge to the Claimant upon request; and

(vi)          The following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

8.3.          Arbitration.  Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Section 8.2, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a)             In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter.  In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.  If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of the American Arbitration Association (“AAA”) having jurisdiction over Palo Alto, California or of the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b)             Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in Palo Alto, California agreed upon by the parties.  In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within Palo Alto, California shall be designated by the arbitrator after consultation with the parties.  Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c)             In any arbitration hereunder, the Corporation shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts.  Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.  The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.  The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d)             The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e)             This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

(f)              Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g)             Any arbitration hereunder shall be conducted in accordance with the employee benefit plan claims rules and procedures of the AAA then in effect; provided, however, that, (i) all evidence presented to the arbitrator shall be in strict conformity with the legal rules of evidence, and (ii) in the event of any inconsistency between the employee benefit plan claims rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

(h)             If any of the provisions of this Section 8.3 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 8.3, and this Section 8.3 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the provisions of this Section 8.3 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(i)              In the case of a Disability claim, the timeframes provided for an appeal under Section 8.2 of this Plan shall apply for purposes of this Section 8.3.  Arbitration of a Disability claim under this Section 8.3 shall (i) be considered one of the two levels of mandatory appeals permitted under Department of Labor Regulation Section 2560.503-1 and (ii) shall not preclude the Claimant from challenging the decision of the arbitrator under Section 502(a) of ERISA.

8.4.          Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Corporation.  The date of such mailing shall be deemed the date of notice consent or demand.  Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

ARTICLE 9

AMENDMENT OR TERMINATION

9.1.          Amendment or Termination.

(a)             This Plan may be amended or terminated by the Corporation at any time, without notice to or consent of any person, pursuant to resolutions adopted by its Board of Directors.  Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law.

However, no such amendment or termination shall reduce:

(i)            the amount then credited to the Participant’s Account, or

(ii)           his or her vested percentage under Section 5.1.

If the Plan is terminated, (A) the portion of such Participant’s Account attributable to Total Deferrals that are earned (i.e., the services that earned such Total Deferrals are performed) and vested before January 1, 2005 (which shall continue to be governed by the original provisions of this Plan) will be distributed in one lump sum, and (B) the portion of such Participant’s Account attributable to Total Deferrals that are earned (i.e., the services that earned such Total Deferrals are performed) or vested after December 31, 2004 (which shall be governed by the terms and provisions of this First Amendment and Restatement) shall be distributed as and when such portion of such Account would have been distributed if the Plan had not terminated.

(b)             Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Corporation at any time, to the extent that, in the opinion of the Corporation, such amendment shall be necessary in order to ensure that the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or to conform the Plan to the requirements of any applicable law, including ERISA and the Code.  No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

ARTICLE 10

THE TRUST

10.1.        Establishment of Trust.  The Corporation shall establish a grantor trust, of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan.

10.2.        Interrelationship of the Plan and the Trust.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Participant and the creditors of the Corporation to the assets transferred to the Trust.  The Corporation shall at all times remain liable to carry out its obligations under the Plan.  The Corporation’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

10.3.        Contribution to the Trust.  Amounts may be contributed by the Corporation to the Trust in the sole discretion of the Corporation.

ARTICLE 11

MISCELLANEOUS

11.1.        Governing Law.  The Plan and the rights and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of California, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.

IN WITNESS WHEREOF, the Corporation has executed this First Amendment and Restatement as of the day and year above first written.

The “Corporation”

COMMUNICATIONS & POWER INDUSTRIES, INC.

By:	/s/ JOEL A. LITTMAN

Title:	CFO